Exhibit 99.1

CONSENT OF INDEPENDENT VALUER

We hereby consent to the reference to our name and the description of our role in the valuation process of any properties owned by Cole Office & Industrial REIT (CCIT II), Inc. and its subsidiaries (collectively, the “Company”) referred to in Supplement No. 14 dated April 11, 2016 to Cole Office & Industrial REIT (CCIT II), Inc.’s prospectus dated October 19, 2015 contained in the Registration Statement on Form S-11 (SEC File No. 333-187470) of Cole Office & Industrial REIT (CCIT II), Inc.

In giving such consent, we do not thereby admit we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

April 11, 2016	/s/ Cushman & Wakefield of Illinois, Inc.
Cushman & Wakefield of Illinois, Inc.